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                                                                    Exhibit 99.8
                                                           [HANOVER DIRECT LOGO]
FOR IMMEDIATE RELEASE

CONTACT:   Hanover Direct, Inc.                       The MWW Group
           Charles E. Blue                            Rich Tauberman
           SVP & Chief Financial Officer              Tel: (201) 507-9500
           Tel: (201) 272-3412

                  HANOVER DIRECT, INC. AND CHELSEY DIRECT, LLC
               COMPLETE RECAPITALIZATION AND ANNOUNCE ELECTION OF
                     DONALD HECHT TO THE BOARD OF DIRECTORS

EDGEWATER, NJ, December 1, 2003 - Hanover Direct, Inc. announced today that the Company and Chelsey Direct, LLC had completed, effective November 30, 2003, the recapitalization of the Company and the reconstitution of the Board of Directors contemplated by the Recapitalization Agreement executed on November 18, 2003.

Immediately following the closing, Mr. Donald Hecht joined the Company's Board of Directors and was joined the Audit Committee. Mr. Hecht has managed Hecht & Company, an accounting firm, since 1966.


ABOUT HANOVER DIRECT, INC.
Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.